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                                                                    EXHIBIT 99.1

[LOGO] Mellon
                                                       News Release
       Contact: Media               Analysts           Corporate Affairs
                Stephen K. Dishart  Donald J. MacLeod  One Mellon Bank Center
                (412) 234-0850      (412) 234-5601     Pittsburgh, PA 15258-0001
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FOR IMMEDIATE RELEASE

MELLON BOARD OF DIRECTORS APPROVES
25 MILLION SHARE STOCK REPURCHASE PROGRAM

PITTSBURGH, Sept. 21, 1999--The board of directors of Mellon Bank Corporation [NYSE: MEL] today authorized a new repurchase program covering 25 million shares of Mellon common stock. This action follows the recent completion of another repurchase program, approved by the board in January 1999, covering 20 million shares of Mellon common stock.

     Since the beginning of 1995, Mellon has repurchased approximately 145 million shares of common stock and equivalents.

     The new stock repurchase program was announced last week when Mellon reported that it will change its Corporate name to Mellon Financial Corporation. The name change, expected to take effect early in the fourth quarter of 1999, is being made following research that indicated a change from "Bank" to "Financial" in the Corporation's name more clearly communicates the shift in emphasis in Mellon's strategic focus.

     Mellon is a global financial services company with approximately $2.5 trillion in assets under management, administration or custody, including more than $465 billion under management. One of the world's leading providers of wealth management and global asset management for individual and institutional investors, as well as global investment services for businesses and institutions, Mellon also offers a comprehensive array of banking services for individuals and small, midsize and large businesses and institutions in selected geographies. Its 12 asset management companies, which include The Dreyfus Corporation in the United States and Newton Management Limited in the United Kingdom, provide investment products in virtually every asset class or investment style. In addition, Mellon is a top global provider of custody, retirement and benefits consulting services through its Mellon Trust and Buck Consultants affiliates. Headquartered in Pittsburgh, Pennsylvania, Mellon has operations or joint ventures around the world.

     Press releases and other information about Mellon and its products and services are available at www.mellon.com on the Internet.

                                 [LOGO] Mellon

                 [LOGO] Dreyfus      [LOGO] The Boston Company

     The Dreyfus Corporation and The Boston Company are companies of Mellon Bank Corporation.